Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LeCroy Corporation Partners with Bogatin Enterprises

Acquisition of Bogatin Enterprises Enables Combination of Advanced Signal Integrity

Technologies with Training Classes and Publications for Design Engineers

Chestnut Ridge, NY, July 6, 2011- LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes, protocol analyzers and serial data test solutions has acquired Bogatin Enterprises, a leading provider of training and publications that help engineers transform complex signal integrity problems into practical design solutions. Bogatin Enterprises’ methodology is based on identifying the root cause of problems and eliminating them early in the design cycle.

“Dr. Eric Bogatin, president of Bogatin Enterprises, has been setting the standard as a signal integrity expert and distinguished lecturer for more than 20 years, and he will continue to do so in association with LeCroy,” said LeCroy President and Chief Executive Officer Tom Reslewic. “Our acquisition of Bogatin Enterprises will not only advance knowledge in the signal integrity field, but also greatly benefit LeCroy’s customers. The combination of LeCroy’s innovative products and training from Bogatin Enterprises will enable engineers to be more effective and valuable to their design teams. This new partnership also will serve as a channel for direct feedback about real-world challenges that will improve our products and lead to the development of next-generation technology.”

“Our classes accelerate engineers up the learning curve by strengthening engineering intuition,” said Dr. Bogatin. “A key ingredient in our training is leveraging commercially available tools to achieve an acceptable solution faster. LeCroy’s signal integrity measurement and analysis products offer a rich source of practical examples. Our community of students and partners will now be able to see many of the principles, processes and solutions demonstrated with state of the art tools.”

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer, semiconductor and consumer electronics, data storage, automotive and industrial, and military and aerospace markets. LeCroy’s 45-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis” - capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at www.lecroy.com.

About Bogatin Enterprises

Training classes and publications from Bogatin Enterprises transform complex signal integrity problems into practical design solutions. Bogatin Enterprises was founded in 1991 by Eric and Susan Bogatin. Susan Bogatin received her BA from UC San Francisco and MS in Project Management from Georgetown University. Eric Bogatin received his BS degree in physics from MIT, and MS and PhD degrees in physics from the University of Arizona in Tucson. Eric has held senior engineering and management positions at Bell Labs, Raychem, Sun Microsystems, Ansoft, and Interconnect Devices. He has written six books on signal integrity and interconnect design and over 300 papers. He is also a distinguished lecturer for the IEEE EMC society and lectures worldwide on signal integrity topics. For more information visit www.bethesignal.com.

Safe Harbor

This release contains forward-looking statements, including those pertaining to LeCroy’s acquisition of Bogatin Enterprises. There can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company’s ability to anticipate changes in the market, the availability and timing of funding for the Company’s current products, the development of future products and the Company’s ability to use intellectual property and protect its patent portfolio. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company’s reports on file with the SEC.